                                     EXHIBIT 10.1

                           CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE PORTIONS OF THIS AGREEMENT MARKED [*]. THE OMITTED PORTIONS OF THIS AGREEMENT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                         Effective as at 17th February 1998
                          ----------------------------------




                                        [*]


                            (2) MACROVISION CORPORATION


                                (3) C-DILLA LIMITED




                     ------------------------------------------

                               SUBSCRIPTION AGREEMENT
                            relating to C-DILLA LIMITED

                     ------------------------------------------

INDEX

1.   Definitions and Interpretations
2.   Conditions Precedent
3.   Subscription
4.   Completion
5.   Shareholders Agreement
6.   [*]
7.   Warranties, Representations and Undertakings
8.   Warranty Limitations
9.   [Not used]
10.  Authorisation
11.  Restrictive Covenant
12.  Notices
13.  Performance of this Agreement
14.  Announcements
15.  Costs
16.  Whole Agreement
17.  Successors
18.  Proper Law
19.  Severability
20.  No Partnership
21.  Waiver and Forbearance
22.  Further Assurance
23.  Joint and Several Obligations
24.  Exchange Rate
25.  Relationship of Parties
26.  Confidentiality

SCHEDULE 1 -   Short Details of Company
SCHEDULE 2 -   The Warranties
SCHEDULE 3 -   Properties
SCHEDULE 4-    Charges

AGREED FORM DOCUMENTS
A -  [Not used]
B -  Articles of Association
C -  Licence to Occupy
D -  Financial Projections
E -  Management Accounts
F -  Directors' Questionnaires
G -  Resolutions
H -  Letter of amendment to the Service Agreement
I -  Software Marketing Licence and Development Agreement

SUBSCRIPTION AGREEMENT

Effective as at 17th February 1998

PARTIES:

(1)  [*]

(2) MACROVISION CORPORATION whose registered office is at 1341 Orleans Drive Sunnyvale CA 94089 ("Macrovision"); and

(3) C-DILLA LIMITED (Company number 2683202) whose registered office is at Woodley House Crockhamwell Road Woodley Reading Berkshire RG5 3JP ("the Company").

RECITALS:

(A) The Company (particulars whereof are set out in Schedule 1) is a private company incorporated in England on 31st January 1992 under the Companies Act 1985.

(B) The Investors hold the number of Shares in the capital of the Company set out opposite their names in Schedule 1 being all of the Shares in the capital of the Company in issue at the date of this Agreement.

(C) At the request of the Founder, Macrovision has agreed to subscribe for new Shares in the Company upon the terms and conditions and in reliance of the Warranties hereinafter appearing.

(D) In consideration of the above subscription the Investors and the Company have agreed to amend the Shareholders Agreement (as defined below) on the terms and conditions in this Agreement.

OPERATIVE PART:

1.   DEFINITIONS AND INTERPRETATIONS
     In this Agreement, unless the context otherwise requires:
1.1  the following expressions shall have the following meanings:

""A" Ordinary Shares               ""A" Ordinary Shares of 10 pence each in the
                                   capital of the Company having the rights set out in the Articles

"Accounts"                         the audited profit and loss account of the
                                   Company for the period ended on the Balance
                                   Sheet Date and the audited balance sheet of the Company as at the Balance Sheet Date together with the notes and the report of the Directors and Auditors, being in the Agreed
                                   Form

"Agreed Form"                      in the form (or in the form of the draft)
                                   which has for the purpose of identification been initialled by or on behalf of the Founder, Macrovision and the Company

"Articles"                         the new Articles of Association in the Agreed
                                   Form marked "B" to be adopted by the Company

"Auditors"                         [*]

""B" Ordinary Shares"              "B" Ordinary Shares of 10 pence each in the
                                   capital of the Company having the rights set out in the Articles

"Balance Sheet Date"               31st December 1996

"Board" the Board of Directors of the Company (or when the context requires any other Group Company from time to time)

"Business"                         [*]

"Business Plan"                    the business plan to be prepared by the
                                   Founder and approved by the Board in
                                   accordance with Clauses 7.10 and 7.11 of this Agreement

"Claim"                            a claim for breach of any of the Warranties

""C" Ordinary Shares"              "C" Ordinary Shares of 10 pence each in the
                                   capital of the Company having the rights set out in the Articles

"Companies Act"                    the Companies Acts 1985 and 1989

"Company's Solicitors"             Nabarro Nathanson of The Anchorage 34 Bridge
                                   Street Reading RG1 2LU

"Completion"                       completion of the matters referred to in
                                   Clause 4

"Completion Date"                  19 February 1998

""D" Ordinary Shares"              "D" Ordinary Shares of 10 pence each in the
                                   capital of the Company having the rights set out in the Articles

"Directors"                        all those individuals identified as directors
                                   of the Company in Schedule 1 being all the directors of the Company at the date of this Agreement and each other member of the Board from time to time

"Directors' Questionnaires"        the questionnaires in relation to the
                                   Directors in the agreed form marked "F"

"Disclosure Letter"                the letter of the same date as this Agreement
                                   addressed to Macrovision by the Founder and the Company

""E" Ordinary Shares"              "E" Ordinary Shares of 10 pence each in the
                                   capital of the Company having the rights set out in the Articles

"Emoluments"                       in relation to a person:-

                                   (a) sums paid by way of fees, salary, bonus, commission, pension contributions and benefits in kind; and

                                   (b)  all items of value received by any
                                        person (or by his spouse or by another
                                        on his behalf or for his benefit) from
                                        any Group Company

"Employees"                        all the present employees of the Company

""F" Ordinary Shares"              "F" Ordinary Shares of 10 pence each in the
                                   capital of the Company having the rights set out in the Articles

"Financial Projections"            the financial projections for the Company
                                   prepared by the Founder in the Agreed Form marked "D"

"Founder"                          Peter Alfred Newman

"Group" the Company and any Holding Company of the Company and each Subsidiary of the Company and such Holding Company from time to time

"Group Company"                    each company in the Group

"Holding Company"                  a holding company as that expression is
                                   defined in Section 736 Companies Act 1985

"Intellectual Property Rights"     any or all of the following (whether written
                                   or unwritten) and all rights in, arising out of, or associated therewith anywhere in the world: (i) all United Kingdom, international and foreign patents and applications therefor and all reissues, renewals and extensions thereof; (ii) all inventions (whether patentable or not), invention disclosures, discoveries, secret process, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor; (iv) all industrial designs and registrations and applications therefor throughout the world; (v) all trade names, logos, trademarks and service marks;
                                   trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world;
                                   (vi) all databases and data collections and all rights therein throughout the world; and
                                   (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, specifications, all media on which any of the foregoing is recorded, (viii) any similar, corresponding or equivalent rights to any of the foregoing and (ix) all manuals, instructions, catalogues and other documentation related to any of the foregoing

"Licence to Occupy"                [*]

"Listing"                          the admission to listing on the Official List
                                   of the London Stock Exchange, or the grant of
                                   permission to trade the whole or any class of
                                   the issued shares capital of the Company on
                                   the Alternative Investment Market or other
                                   recognised investment exchange (as defined by
                                   section 207 of the Financial Services Act
                                   1986)

"Macrovision Director"             any Director appointed to the Board by
                                   Macrovision from time to time pursuant to Clause 5.5

"Macrovision's Solicitors"         Pitmans of 47 Castle Street, Reading RG1 7SR

"Management Accounts"              (a)  the draft unaudited profit and loss
                                        account of the Company for the period
                                        ended on 31 December 1997  and

                                   (b) the draft unaudited Balance Sheet of the Company as at 31 December 1997 in the Agreed Form marked "E"

"Management Accounts Date"         31 December 1997

"Ordinary Shares"                  Ordinary Shares of 10 pence each of whatever
                                   class in the capital of the Company having the rights set out in the Articles

"Preference Shares"                redeemable preference shares of L1 each in
                                   the capital of the Company having the rights set out in the Articles

"Properties"                       the properties short particulars of which are
                                   set out in Schedule 3

"Proprietary Information"          shall include but not be limited to the
                                   parties' ideas, concepts, development plans for new or improved products or processes, data, formulae, techniques, designs, sketches, know-how, photographs, plans, drawings, specifications, samples, test specimens, reports, customer lists, price lists, findings, studies or inventions relating to tools, equipment and products.

"Resolutions"                      the Ordinary and/or Special Resolutions of
                                   the Company in the Agreed Form marked "G"

"Service Agreement"                the service agreement between (1) the Founder
                                   and (2) the Company dated 2 October 1996

"Shares" all the shares of the Company of whatever class from time to time in issue

"Shareholders"                     the holders of the Shares from time to time

"Shareholders Agreement"           the agreement dated 2 October 1996 between
                                   the Investors, [*] and the Company;

"Software Marketing Licence
and Development Agreement"         the licence to be granted by the Company to
                                   Macrovision in the Agreed Form marked "I"

"Subsidiary"                       a subsidiary company as defined in Section
                                   736 of the Companies Act

"Sunnyvale"                        Macrovision's headquarters at 1341 Orleans
                                   Drive Sunnyvale CA

"TA"                               Income and Corporation Taxes Act 1988

"Taxation"                         all forms of taxation, duties, imposts,
                                   levies and rates whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and any interest, surcharge, penalty or fine in connection with the same

"TCGA"                             Taxation of Chargeable Gains Act 1988

"Warranties"                       the warranties, representations and
                                   undertakings set out in Schedule 2
                                   (references to a Warranty being to any of them);

1.2 references to a statute or statutory provision shall include any statute or statutory provision which (whether before or after the date of this Agreement) consolidates or replaces the same or which has been amended, consolidated or replaced by the same and shall include any order, regulation, instrument or other subordinate legislation made under the relevant statute or statutory instrument;

1.3 the term "equity share capital" shall have the meaning attributed to it in the Companies Act;

1.4 sections 839 (connected persons) and 417 (associate) TA are to apply to determine whether a person is connected or associated with another for the purposes of this Agreement;

1.5 references to those of the parties that are individuals include their respective legal personal representatives;

1.6 references to a "Business Day" are to any day from Monday to Friday (inclusive) other than United Kingdom public bank holidays during normal working hours;

1.7 references in this Agreement and the Schedules to the parties, Clauses and Schedules are respectively to the parties and the Clauses of and the Schedules to this Agreement;

1.8 the headings are included for convenience only and shall not affect the interpretation or construction of this Agreement;

1.9 the Schedules shall for all purposes form part of this Agreement and the expression "this Agreement" shall include the Schedules

1.10 references to the masculine gender shall include the feminine and neuter and vice versa and references to the singular number shall include the plural and vice versa;

1.11 references to persons shall include trustees, firms, unincorporated associations, corporations, partnerships, states and governmental and administrative entities;

1.12 references to "writing" or "written" include any form of visible reproduction;

1.13 any agreement, covenant, representation, warranty or undertaking in this Agreement on the part of two or more persons is made or given by such persons jointly and severally;

1.14 where any warranty is qualified by the expression "so far as the Founder is aware" or "so far as the Company is aware" or any similar expression, such warranty shall be deemed to include an additional warranty that the Company or Founder has made enquiry of the Directors and employees of the Company and patent registries throughout the world and has consulted the books and records of the Company and no further level of enquiry shall be imputed to the Founder or the Company under such additional warranty or otherwise;

2.   CONDITIONS PRECEDENT

2.1 Completion and all obligations of Macrovision under this Agreement are conditional upon:

(a) the passing of the Resolutions by the Company in general meeting, without amendment, and the implementation of the Resolutions;

(b)  Macrovision being satisfied with the replies to the Directors'
     Questionnaires;

(c) Macrovision being satisfied as to the adequacy of the Company's insurance arrangements;

(d) no breach of any undertaking referred to in Clause 5 and no condition, event or act which might constitute such a breach having occurred;

(e) the delivery to Macrovision of such waivers, consents or authorities by members of the Company or other persons as Macrovision may require (including such waivers and class consents as may be required under the Company's existing articles of association) in order to enable Macrovision to be registered as the holder of the Shares for which it subscribes under this Agreement;

(f) the due execution of a letter of amendment to the Service Agreement by the Founder and the Company; and

(g)  the delivery of the following to Macrovision's Solicitors for inspection:

     (i) the Common Seal, Certificate of Incorporation, Statutory Books, Share Certificate Books and Memorandum and Articles of Association of the Company; and
     (ii) all licences (if any) obtained by or issued to the Company or any other person in connection with the Business or businesses carried on by it or them; and
     (iii) any contracts, deeds or other documents which Macrovision has required prior to the date of this Agreement; and
     (iv) such minutes, resolutions and other documents as Macrovision may reasonably require in relation to the constitution of the Company and in relation to the creation and allotment of the Shares and the registration in the Register of Members of the Company of Macrovision as a Member of the Company.

2.2 The Founder hereby undertakes to Macrovision that he shall procure so far as he is able and otherwise use all reasonable endeavours to procure, the satisfaction of each of the conditions set out in Clause 2.1.

2.3 If any of the said conditions is not satisfied in full on or before Completion or waived by Macrovision then this Agreement shall cease to be of effect and no party shall have any liability under it except insofar as there is a breach by the Founder of Clause 2.2 or a breach by any party of Clause 21.

3.   SUBSCRIPTION

     Macrovision hereby applies for the allotment and issue to it or its trustee, nominee or custodian at Completion of 247,500 "F" Ordinary Shares (currently representing 19.8% of the equity of the Company) for an aggregate price of TWO MILLION ONE HUNDRED AND TWENTY ONE THOUSAND TWO HUNDRED AND TWELVE POUNDS (L2,121,212) and the Company shall allot to Macrovision or its trustee, nominee or custodian the said Shares and the Investors shall procure that Macrovision is registered as the holder of the said Shares in the Register of Members of the Company

4.   COMPLETION

4.1 Completion of the subscription by Macrovision shall take place on the Completion Date at the offices of Macrovision's Solicitors (or at such other place and time as the Investors and Macrovision may agree) when:

(a) a Board Meeting shall be duly convened for the purpose of producing Written Resolutions of the Company in the form of the Resolutions;

(b) subject to the passing of the Resolutions, Macrovision shall deliver to the Company, or as it may direct, the sum of L2,121,212.

(c) a Board Meeting of the Company shall be duly convened at which the Directors shall:
     (i)       validly allot the Shares for which Macrovision has subscribed;
     (ii) issue to Macrovision properly executed share certificates in respect of those Shares for which Macrovision has subscribed in the name of Macrovision or its nominee and enter the name of Macrovision or its nominee in the Register of Members as the registered holder of those Shares for which it has subscribed;
     (iii) appoint [*] as the first Macrovision Director in accordance with the provisions of clause 5.5 below; and
     (iv) approve the execution of the letter of amendment to the Service Agreement
     (v) approve the execution of the Software Marketing Licence and Development Agreement
     (vi)      approve the execution of the [*]

4.2 The Shares belonging to Macrovision and the Investors shall have attached thereto and be subject to the rights and restrictions set out in the Articles.

5.   SHAREHOLDERS AGREEMENT

5.1 The Investors and the Company undertake to and covenant with Macrovision with effect from the Completion Date to comply with the provisions of and to perform their respective obligations as provided in the Shareholders Agreement, so far as they remain to be observed and performed and from the Completion Date, Macrovision shall become a party to the Shareholders Agreement as if Macrovision were named in the Shareholders Agreement as an Investor holding 247,500 F Shares.

5.2 The parties to this Agreement agree that all provisions of the Shareholders Agreement shall remain in full force and effect subject to the amendments set out in this clause.

5.3 The parties to this Agreement agree that from the Completion Date the Shareholders Agreement shall be read and construed as if the definitions "F" Ordinary Shares" and "Macrovision Director" as set out in clause 1 were included in clause 1.1 of the Shareholders Agreement.

5.4 The Investors confirm to Macrovision that the conditions set out in clause 3 of the Shareholders Agreement have been satisfied in full.

5.5 Macrovision shall be entitled to appoint a non-executive director to the Board and to the board of each Group Company in accordance with the terms of Clause 5.1.1 of the Shareholders Agreement (the non-executive director appointed by Macrovision to be known as the "Macrovision Director") which shall apply to Macrovision mutatis mutandis as if set out herein.

5.6 The appointment of the Macrovision Director pursuant to Clause 5.5 shall cease with immediate effect if the aggregate number of "F" Ordinary Shares held by Macrovision shall be less than 123,750

5.7 Macrovision agrees to comply with the terms of Clause 5.1.7 of the Shareholders Agreement regarding the appointment of a non-executive director.

5.8 The Macrovision Director shall be entitled to appoint an alternate director in accordance with the terms of Clause 5.2 of the Shareholders Agreement which shall apply to Macrovision mutatis mutandis as if set out herein.

5.9 Macrovision undertake to the Investors and the Company with effect from the Completion Date to comply with the provisions of clauses 8.1, 8.2, 8.3, 8.4, 8.5, 9.1, 9.4, 9.5, 10.5, 14.2, 14.3 and 16.4 of the Shareholders
     Agreement.

5.10 Subject to the provisions of Clause 5.22 of this Agreement, the Macrovision Director and his alternate director shall be entitled to disclose to Macrovision such information concerning the Company and/or any Group Company as he thinks fit.

5.11 The Company (or relevant Group Company as the case may be) shall pay in respect of the services of the Macrovision Director but only for such time as he is appointed (apportioned pro rata for the term of appointment in any one year) a fee at the rate of L12,000 (plus VAT) per annum, quarterly in arrears, such amount being increased on each anniversary of the Completion Date by the percentage thereof (or of any increased amount) equal to the percentage increase (if any) in the Retail Price Index published by the Department of Employment (or any index substituted for the same) in the preceding 12 months.

5.12 The Company agrees with and undertakes to Macrovision to observe the provisions set out in clause 6.1 of the Shareholders Agreement which clause shall apply to Macrovision as if Macrovision were named as one of "the Investors" therein.

5.13 The Company will prepare and send to Macrovision as it may direct (all in such form and detail as is approved by the Macrovision Director) the items set out in clause 6.2 of the Shareholders Agreement within the times specified therein. Where any provision of clause 6.2 refers to consultation with, the request of, or the agreement of (or similar) any Investor or [*] or the Nominated Director (as those parties are defined in the Shareholders Agreement) such provision shall be read and construed as if consultation with, or the request of, or the agreement of (or similar) Macrovision was incorporated into such sub-clauses.

5.14 If the Company shall be in breach of its obligations under clauses 15.12 or
     15.13 then (without prejudice to any other rights which it may have in respect of such breach) Macrovision shall be entitled to appoint a firm of accountants pursuant to the provisions contained in Clause 6.3 of the Shareholders Agreement which shall apply as if Macrovision were named therein.

5.15 The Company undertakes to and covenants with Macrovision in the terms of Clause 6.4 of the Shareholders Agreement as if such undertakings were repeated herein.

5.16 The Company undertakes to and covenants with Macrovision that the Company shall not carry out any of the matters referred to in clause 6.5 of the Shareholders Agreement without the prior consent of the holders of not less than 75 per cent of the voting rights conferred by the issued ordinary share capital of the Company.

5.17 The Company undertakes to and covenants with Macrovision that the Company shall not while there is a Macrovision Director without the prior written consent of the Macrovision Director (such consent not to be unreasonably withheld) do any of the acts set out in Clauses 6.6.1 - 6.6.22 of the Shareholders Agreement

5.18 Where in accordance with the provisions of the Shareholders Agreement (as amended by this Agreement) a consent or approval is expressed to be required of the Macrovision Director it may only be given:

5.18.1 by the Macrovision Director signing a written resolution of the Board approving the relevant transaction or matter;

5.18.2    by the Macrovision Director in writing addressed to the Board; or

5.18.3 if there is no Macrovision Director in office at the relevant time, by Macrovision giving its written consent or approval to the relevant matter.

5.19 The Investors (other than [*]) jointly and severally warrant to Macrovision in the terms of clause 6.7.8 of the Shareholders Agreement as if such warranty was repeated herein.

5.20 Subject to clause 5.22 the Company shall supply to the Macrovision Director the information and documents referred to in clause 7.5 of the Shareholders Agreement.

5.21 The Founder undertakes to Macrovision in the terms set out in clause 10.1 of the Shareholders Agreement as if such undertakings were repeated herein.

5.22 Macrovision shall and procure that the Macrovision Director and any alternate director appointed by him shall comply with the terms of the confidentiality undertakings set out in Clause 10.4 of the Shareholders Agreement provided that such confidentiality undertakings shall not prevent Macrovision divulging or disclosing or making known or using such confidential information or information relating to Inventions or Know How where the same is permitted by the terms of the Software Marketing Licence and Development Agreement. Provided further that the undertakings in clause 10.4 shall cease to apply to information which has come into the public domain (other than by a breach by Macrovision of this clause) or where disclosure is ordered by law or by any governmental or other authority or regulatory body.

5.23 The Investors confirm (for the purposes of clause 6.5.1 of the Shareholders Agreement) that they consent to the issue by the Company to Macrovision of the "F" Ordinary Shares subscribed for by Macrovision in this Agreement.

5.24 [Not used]

5.25 The Company and the Founder undertake and covenant to Macrovision that:

(a) they will apply the subscription monies hereunder of Macrovision in the furtherance of the Products (as defined in the Software Marketing Licence and Development Licence Agreement)

(b) comply fully with all laws, bye-laws, rules, regulations and codes of conduct relating to or being effective in respect of the Business and conduct its affairs so as to ensure that there is no breach or failure by the Company to comply with its duties and obligations under or restrictions imposed on it and its officers by the provisions of the Articles of Association of the Company

(c) at all times promptly and fully inform Macrovision of all matters coming to the attention of the Company that affect or may affect the validity or enforceability of the Intellectual Property Rights including the actual or anticipated commencement of any proceedings by or against the Company in respect of them and to take such action as may from time to time be requested by Macrovision to protect, safeguard and enforce such Intellectual Property Rights

(d)  in so far as it is appropriate:
     (i) procure that each Group Company shall give effect to each of the undertakings contained in this Clause 5 (other than this Clause 5.25(d)) as if such undertakings had also been given individually by each such Group Company as if it had appeared in each undertaking in substitution for "the Company" wherever it occurs; and
     (ii) if so requested by Macrovision ensure that each Group Company shall enter into a direct covenant with Macrovision in terms which are identical (mutatis mutandis) to the undertakings on the part of the Company contained in this Clause.

5.26 In the event of a Listing of the Company Macrovision agrees that it will prior to the Listing give such class and other consents as may be required to vary the class rights relating to the "F" shares in order to amend the Articles of Association to establish one class of ordinary share capital and make other changes as may reasonably be necessary.

5.27 The parties agree that to the extent that any further equity share capital is required by the Company, an offer shall be made to Macrovision to participate in the provision of such funding (by subscription for further "F" Shares) in proportion (as nearly as practicable) to the percentage of the overall voting rights (exercisable by the equity shares in the capital of the Company) then exercisable by Macrovision. No new "F" Shares will be issued other than to the holders of "F" Shares. Macrovision agrees that if it does not participate to the full amount of its entitlement as above the voting rights exercisable in respect of its holding of "F" Shares shall be reduced to the following percentage of the said overall voting rights:-

          A x C
         ---
          B

    where A is the number of "F" Shares held by Macrovision after the said funding is completed.

          B is the number of "F" Shares that would have been held by Macrovision after the said funding is completed if it had taken up its full entitlement to participate in the provision of the funding

          C is the percentage (immediately before the said funding) of the total voting rights exercisable by the "F" Shares held by Macrovision.

     and Macrovision undertakes to give all necessary class and other consents to give effect to this reduction and the corresponding increases in the voting rights of other classes of Ordinary Shares.

6.   [*]

6.1  [*]

6.2  [*]

7.   WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

7.1  Each of the Founder and the Company jointly and severally hereby:-

     (a) acknowledges that Macrovision has been induced to enter into this Agreement and to subscribe for Shares on the basis of the Warranties; and

     (b)  warrants, represents and undertakes to Macrovision in the terms of
          Schedule 2 subject only to any matters fully and fairly disclosed in the Disclosure Letter

7.2 Each of the Founder and the Company hereby confirms and agrees that each of the Warranties is a separate and independent warranty, representation and undertaking and that no one of the Warranties shall be limited by reference to any other of them or by this Agreement.

7.3 No proceedings shall be commenced in respect of any claim for breach of the Warranties unless notice giving details of the claim shall have been delivered to the Founder and/or the Company by Macrovision within two years of the Completion Date or, in the case of Warranties relating to Taxation, within seven years of the Completion Date (except in the case of fraud or wilful non-disclosure when this limitation shall not apply)

7.4 Macrovision may assign the whole or any part of the benefit of any of the Warranties on a transfer of all or any Shares held by Macrovision.

7.5 The rights and remedies of Macrovision in respect of any breach of any of the Warranties shall not be affected by:

     (a)  Completion;
     (b) any investigation made by or on behalf of Macrovision into the affairs of any Group Company or the Business; or
     (c) any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

7.6 Any information supplied by any Group Company or its agents, representatives or advisers to the Founder or his agents, representatives or advisers in connection with, or which forms the basis of, any of the Warranties, the Disclosure Letter, the Financial Projections or otherwise in relation to the business and affairs of any Group Company (whether before or after the date of this Agreement) shall not be treated as a representation, warranty or guarantee of the accuracy thereof by that or any other Group Company to the Founder and shall not constitute a defence to any claim by Macrovision under the Warranties and the Founder hereby irrevocably waives any and all claims against the relevant Group Company in respect thereof.

7.7 In the event of any breach of Warranties 5.5 and/or 13 (without restricting the rights or ability of Macrovision to claim damages or indemnity from the Founder and on any basis available to it in respect of such breach) the Founder shall on demand at the sole option of Macrovision

7.7.1 pay to the Company the amount by which the value of any asset or assets of the Company is or are less than or (as the case may be) the amount by which any loss and/or liability or liabilities of the Company is or are greater than would have been the case if there had been no breach of the Warranties; or

7.7.2 pay to Macrovision the amount by which the aggregate value of Macrovision's shares then in issue is less than would have been the case if there had been no breach of the Warranties and shall further on demand fully indemnify Macrovision and the Company against all costs charges expenses and other losses or liabilities which they would not have incurred or which would not have existed if there had been no such breach or claim or which are reasonably incurred by Macrovision or the Company or any of them in connection with any claim or enforcement of its or their rights arising in relation thereto and also against any additional liability to tax which may arise by reason of any payment under clause 7.7.1 and 7.7.2

7.8 In the event of any breach of the Warranties (other than Warranties 5.5 and/or 13) the Company and/or the Founder shall on demand pay to Macrovision the amount by which the aggregate value of Macrovision's shares then in issue is less than would have been the case if there had been no breach of the Warranties and shall further on demand fully indemnify Macrovision and the Company against all costs charges expenses and other losses or liabilities which they would not have incurred or which would not have existed if there had been no such breach or claim or which are reasonably incurred by Macrovision or the Company or any of them in connection with any claim or enforcement of its or their rights arising in relation thereto and also against any additional liability to tax which may arise by reason of any payment under clause 7.8.

7.9 Each of the Investors hereby jointly and severally warrant to Macrovision that at Completion no claim or dispute has arisen under the Subscription and Shareholders Agreement dated 2 October 1996 entered into between (1) The Founder and others [*] ("the Subscription and Shareholders Agreement") and others which remains outstanding or unresolved including, without limitation, any claim under the representations and warranties set out in Schedules 5, 6 and 7 thereto and so far as the Investors are aware no such claim or dispute is pending or threatened.

7.10 The Founder undertakes within 3 weeks of Completion to prepare and submit to the Board a Business Plan setting out the Company's commercial and financial objectives and commitments during the following year in relation to all projects proposed to be undertaken by the Company and including the facilities required, the members of staff involved and the estimated time and cost of completing each stage of the proposed Projects.

7.11 The Board shall have 21 days from the date of receipt of the draft Business Plan to review the same and shall give written notice to the Company stating whether or not it accepts the draft Business Plan. If the Board notifies the Founder of any amendments or modifications to the draft Business Plan in order for it to be accepted by the Board the Founder shall re-submit the draft Business Plan to the Board containing such amendments or modifications for further review and acceptance by it.

7.12 Macrovision shall not upon a sale of Shares be required to give any warranties or indemnities except as to title to its Shares.

8.   WARRANTY LIMITATIONS

8.1 Neither the Founder nor the Company shall have any liability in respect of any Claim to the extent arising from any matter, act, omission or circumstance:

8.1.1     fully and fairly disclosed in the Disclosure Letter;

8.1.2 which would not have occurred but for any act, omission or transaction on or after Completion by or with the consent of Macrovision.

8.2 In the event of a Claim Macrovision shall not be entitled to rescind this agreement

8.3 Nothing in this agreement shall operate to reduce Macrovision's common law duty to mitigate any loss giving rise to any Claim and Macrovision shall take reasonable steps so to mitigate.

8.4 A Claim in respect of which notice is given in accordance with clause 7.3 shall, if it has not previously been satisfied, settled or withdrawn, be deemed to have been withdrawn and be barred and unenforceable unless legal proceedings have been issued and served on the Founder in respect of such Claim within 9 months after the date of such notice or, where the Claim is based on a contingent liability, within 6 months after such liability ceases to be contingent.

8.5 Neither the Founder nor the Company shall have any liability in respect of a Claim unless:

8.5.1 the liability agreed or determined in respect of the Claim (excluding related interest and costs) exceeds [*] (save that where one or more individual Claims relate to the same cause or an associated event Macrovision may treat all such Claims as one Claim and not as individual Claims); and

8.5.2 the aggregate liability agreed or determined (excluding related interest and costs) in respect of all Claims referred to in clause
          8.5.1 exceeds [*] and if such aggregate liability exceeds that amount then the Founder and/or the Company shall be liable for the whole of the liability and not just the excess.

8.6 The aggregate liability of the Founder for any breach of this Agreement shall not exceed [*]

8.7 The aggregate liability of the Company for any breach of this Agreement shall not exceed [*] (excluding related interest and costs)

8.8 Neither the Founder nor the Company shall have any liability in respect of any Claim which is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable.

8.9 Neither the Founder nor the Company shall have any liability in respect of any Claim to the extent that the Accounts make provision or reserve for the matter giving rise to the Claim;

8.10 Neither the Founder nor the Company shall have any liability in respect of any Claim to the extent arising from:-

8.10.1 the passing of, or change in, after the date of this agreement, any law, regulation or rule of any government, governmental department, agency or regulatory body (including any stock exchange) or any judgment delivered after the date of this agreement with retrospective effect, or any increase in the rates of Taxation or any imposition of Taxation not in effect at the date of this agreement;

8.10.2 a change after Completion in the methods which have been used by the Company in valuing stock in trade and work in progress or any other change in accounting policy or practice all not in accordance with relevant SSAPs or FRSs or any change to the length of any accounting period or to the accounting reference date of the Company;

8.10.3 the failure or omission by the Company or Macrovision to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, and the making, giving or doing of which was taken into account in computing the Taxation in the Accounts;

8.10.4 any claim, election, surrender or disclaimer properly made or notice or consent properly given or any other thing properly done after Completion by the Company or Macrovision or their agents under the provisions of any enactment or regulation relating to Taxation.

8.11 Neither the Founder nor the Company shall have any liability in respect of any Claim to the extent that the loss in respect of which the Claim is made is recovered under a policy of insurance in favour of the Company

8.12 If the Founder has paid to Macrovision any amount in respect of a Claim and Macrovision subsequently receives or recovers from a third party (including an insurer) a sum which is referable to such Claim, Macrovision shall forthwith repay to the Founder the amount so received or recovered up to the amount which has been paid by the Founder in respect of such Claim (after deducting all reasonable costs charges and expenses incurred by Macrovision in making such recovery)

8.13 If Macrovision becomes aware of a matter which could reasonably be expected to give rise to a Warranty Claim, Macrovision shall give notice in writing of that fact as soon as reasonably practicable to the Founder.

8.14 If the Company or Macrovision receives notice of a claim by a third party ("Third Party Claim") against the Company or Macrovision which might constitute or give rise to a liability pursuant to this agreement, the Founder and Macrovision shall consult with each other regarding the conduct of the Third Party Claim.

8.15 A party having conduct of a Third Party Claim shall keep the other fully informed of the progress and the defence of any Third Party Claim and shall consult with and have due regard for the other's reasonable representations.

9.   [NOT USED]

10.  AUTHORISATION

     Each of the parties represents, warrants and undertakes to the others that he or it has taken all necessary corporate and other action to enable he or it validly to accept and perform the obligations imposed on him or it under the terms of this Agreement and that performance of the provisions of this Agreement will not result in a breach of or constitute a default under any agreement, statute, law, regulation or other contractual restriction binding upon him or it.

11.  RESTRICTIVE COVENANT

     The Company and Macrovision each hereby covenants with each other that for so long as Macrovision is a Shareholder and for 12 months after Macrovision ceases to be a Shareholder it will not directly or indirectly and whether on its own behalf or for another do or attempt to do any of the following:

11.1 communicate with an employee of the other in a manner calculated or likely to cause that employee to leave or end or seek to leave or end his or her position or relationship with any company in the same group as the other, regardless of whether or not such communication would be in breach of any contract;

11.2 employ, engage the services of or work directly or indirectly with an employee of the other, except in accordance with the terms of the Software Marketing Licence and Development Agreement.

12.  NOTICES

     Any notice to be given pursuant to this Agreement shall be in writing and addressed to the person concerned at the last address which such person shall have notified in writing to the parties to this Agreement for the purpose at least 15 Business Days prior to such notice being given or, failing such notification, at it registered office for the time being (if a company) or at the address set out in this Agreement (if an individual). Any notice in writing correctly addressed shall be treated as validly served, if by delivery, at the time of delivery; if remote copier, at the time of despatch; and if by post, 48 hours after it is posted in the United Kingdom by first class prepaid registered post. In proving service, it shall be sufficient for the sender to prove that the notice was delivered, despatched or posted in the manner described above.

13.  PERFORMANCE OF THIS AGREEMENT

13.1 The Founder and Macrovision agree that, so far as permitted by law, they will jointly and severally take all necessary steps (including if necessary but without limitation the exercise of any voting rights held by them, whether as shareholder in the Company or as Director, or otherwise) in order that the provisions of this Agreement and of any agreements entered into by the Company pursuant to this Agreement are given full force and effect.

13.2 In the event of any conflict between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall prevail.

13.3 This Agreement shall, as to any of its provisions remaining to be performed or capable of taking effect following the Completion Date, remain in full force and effect following the Completion Date.

14.  ANNOUNCEMENTS

     No party hereto shall make any announcement statement or communication in relation to any of the transactions provided for in this Agreement or any matter ancillary thereto (other than to professional advisers whose province it is to know the same) without the prior consent of the other parties hereto, (which consent shall not be unreasonably withheld or delayed) save to the extent required by law or any Stock Exchange or by any governmental or other authority or regulatory body

15.  COSTS

     The Company, Macrovision and the Investors shall each pay their own costs and expenses incurred in relation to the negotiation, preparation and completion of this Agreement.

16.  WHOLE AGREEMENT

16.1 It is acknowledged and agreed that this Agreement (which shall include the documents and instruments referred to herein) shall supersede all prior representations arrangements understandings and agreement between the parties relating to the subject matter hereof and shall constitute the entire complete and exclusive agreement and understanding between the parties hereto.

16.2 The parties irrevocably and unconditionally waive any right they may have to claim damages for any misrepresentation arrangement understanding or agreement not contained in this Agreement or for any breach of any representation or warranty not contained in this Agreement (unless such misrepresentation or representation or warranty was made fraudulently).

16.3 It is further acknowledged and agreed that no misrepresentations arrangements understandings or agreements (whether written or oral) made by or on behalf of any the other parties have been relied upon other than those expressly set out or referred to in this Agreement.

16.4 No alteration amendment or variation of this Agreement shall be of any force or effect unless it is writing and signed by (or by some person duly authorised by) each of the parties



17.  SUCCESSORS

17.1 This Agreement shall be binding upon the personal representatives or successors in title and permitted assigns of the parties hereto and references to "the Company", and "the Founder" and the "Investors" shall be read and construed accordingly provided that this Agreement shall not be binding on the Personal Representatives of the Founder.

17.2 Save as specifically provided in Clause 7.4 and without prejudice to the right to transfer shares under the Articles no party shall be entitled to assign his or its rights or obligations under this Agreement without the written consent of all the other parties (such consent not to be unreasonably withheld or delayed).

17.3 Macrovision shall be entitled to assign all (but not some only) of its rights or obligations under this Agreement to any person to whom it shall have transferred all or any of its holding of Shares pursuant to the provisions of this Agreement and/or the Articles.

18.  PROPER LAW

     This Agreement and the documents to be entered into as provided herein shall be governed by and construed in accordance with English law and the parties hereto agree to submit to the non-exclusive jurisdiction of the English Courts.

19.  SEVERABILITY

     Each of the obligations contained in the clauses and sub-clauses of this Agreement shall be construed as separate and severable obligations but if at any time any one or more of the obligations is or becomes invalid illegal or unenforceable in any respect under law but would be valid if some part thereof were deleted or the period or area of application reduced such obligation shall apply with such modification as may be necessary to make it valid and effective and in any event the validity legality and enforceability of the remaining obligations clauses and sub-clauses hereof shall not in any way be affected or impaired thereby. Notwithstanding the foregoing the parties hereto shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be invalid illegal or unenforceable.

20.  NO PARTNERSHIP

     None of the provisions of this Agreement shall be deemed to constitute a partnership between the Investors and Macrovision and the Investors shall have no authority to bind Macrovision in any way.

21.  WAIVER AND FORBEARANCE

     No failure or delay on the part of any party hereto to exercise any right or remedy under this Agreement will operate as a waiver thereof and no waiver by any party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

22.  FURTHER ASSURANCE

     The Company and the Investors jointly and severally agree to do and execute all such lawful and necessary acts, deeds, documents and things within its or their power as Macrovision may reasonably require for giving full effect to this Agreement and for securing to Macrovision the full benefit of the rights powers and remedies conferred upon it in this Agreement.

23.  JOINT AND SEVERAL OBLIGATIONS

     Where this Agreement is executed by or on behalf of two or more parties together:-

23.1 Those parties' obligations shall take effect as joint and several obligations and all references to those parties shall take effect as references to any of them;

23.2 This Agreement shall not be revoked or impaired as to any of such parties by the death incapacity or insolvency of any other; and

23.3 Macrovision may release or discharge any one of such party from their obligations under this Agreement or accept any composition from or make any other arrangements with any of such parties without releasing or discharging the other(s) or otherwise prejudicing or affecting the rights and remedies of Macrovision against the other(s)

24.  EXCHANGE RATE

     The parties agree that other than any payments due on Completion or where the express terms of this Agreement otherwise require any payments from one party to any other party or parties under this Agreement shall be paid in US Dollars in accordance with the exchange rate applicable at the date of payment.

25.  RELATIONSHIP OF PARTIES

     Each of the parties to this Agreement confirms that it is executing this Agreement as principal and not as agent or broker for any other person.

26.  CONFIDENTIALITY

26.1 All Proprietary Information disclosed by any party to any other party in connection with the performance of this Agreement or otherwise relating to the Company's Business or the business and affairs of any other party to this Agreement (except such information as may be generally available to the public) shall be agreed to have been disclosed in confidence and each party is obliged to keep any such information as it may acquire confidential and, save to the extent required by law or by any governmental or other authority or regulatory body or as set out on clause 26.2 below, not to disclose it, nor the contents and existence of this Agreement to any other person or otherwise improperly use it at any time hereafter, except insofar as such information has entered the public domain otherwise than in breach of this clause.

26.2 Each party shall ensure that disclosure of any Proprietary Information is restricted to those employees or directors having the need to know the same. Copies or reproductions shall not be made except to the extent reasonably necessary for the performance of this Agreement and shall be the property of the disclosing party.

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

SIGNED by the said                      )
[*]                                     )
in the presence of:                     )

Witness:

Address:



Occupation:



SIGNED by the said                      )
[*]                                     )
in the presence of:                     )

Witness:

Address:



Occupation:



SIGNED by                               )
[*]                                     )
Director for and on behalf of           )
[*]                                     )
in the presence of:                     )


Witness:

Address:



Occupation:

SIGNED by                               )
[*]                                     )
Director for and on behalf of           )
[*]                                     )
in the presence of:                     )


Witness:

Address:



Occupation:



SIGNED by                               )
[*]                                     )
Director for and on behalf of           )
[*]                                     )
in the presence of:                     )


Witness:

Address:



Occupation:



SIGNED by                               )
                                        )
Director for and on behalf of           )
[*] in the presence of:                 )


Witness:

Address:


Occupation:

SIGNED by                               )

                                        )
Director for and on behalf of           )
[*] in the presence of:                 )


Witness:

Address:



Occupation:



SIGNED by                               )
                                        )
Director for and on behalf of           )
[*]                                     )
in the presence of:                     )


Witness:

Address:



Occupation:



SIGNED by                               )
                                        )
Director for and on behalf of           )
[*]                                     )
in the presence of:                     )


Witness:

Address:


Occupation:

SIGNED by                               )
[*]                                     )

Director for and on behalf of           )
C-DILLA LIMITED                         )
in the presence of:                     )


Witness:

Address:



Occupation: